FORM 4

  (   )  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

                    UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION         _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                     |_____________________|
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

    Bennett, Jr.                         James        F.

     _______________________________________________________________________
        (Last)                      (First)                    (Middle)

    6701 Carmel Road, Suite 205

     _______________________________________________________________________
                                   (Street)

    Charlotte                       NC                            28226
     _______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Issuer Name and Ticker or Trading Symbol

    LendingTree, Inc.   "TREE"
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

 ___________________________________________________________________________
 4.  Statement for Month/Year

    March 2000
 ___________________________________________________________________________
 5.  If Amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
 6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (  ) Director
     (  ) 10% Owner
     (XX) Officer (give title below)
     (  ) Other (specify title below)
      _____________________________________________



    Senior Vice President Strategy and Corporate Development
 ___________________________________________________________________________
 7.  Individual, or Joint/Group Filing (Check Applicable Line)
     (XX) Form filed by One Reporting Person
     (  ) Form filed by More than One Reporting Person

 ___________________________________________________________________________

 ===========================================================================
 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
 ___________________________________________________________________________
 1.  Title of Security (Instr. 3)
    (i)    Common Stock, par value $0.01 per share
    (ii)   Common Stock, par value $0.01 per share
    (iii)  Common Stock, par value $0.01 per share
    (iv)   Common Stock, par value $0.01 per share

 ___________________________________________________________________________
 2.  Transaction Date (Month/Day/Year)
    (i)   2/16/00
    (ii)  N/A
    (iii) 2/16/00
    (iv)  2/16/00

 ___________________________________________________________________________
 3.  Transaction Code (Instr. 8)
    (i)   P
    (ii)  N/A
    (iii) P
    (iv)  P
 ___________________________________________________________________________
 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (i)   2,500 /  A   /  $12.00
    (ii)  N/A
    (iii)   200 /  A   /  $12.00
    (iv)    200 /  A   /  $12.00

 ___________________________________________________________________________
 5.  Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)
    (i)   125,250
    (ii)   19,050
    (iii)     500
    (iv)      500

 ___________________________________________________________________________
 6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
    (i)   D
    (ii)  I
    (iii) I
    (iv)  I
 ___________________________________________________________________________
 7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (i)   N/A
    (ii)  By James F. Bennett, Jr. Family GRAT
    (iii) Spouse
    (iv)  Daughter

 ___________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 ===========================================================================

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1.  Title of Derivative Security (Instr. 3)
    (i)   Option
    (ii)  Option
    (iii) Option

 ___________________________________________________________________________
 2.  Conversion or Exercise Price of Derivative Security
    (i)   $4.72
    (ii)  $4.72
    (iii) $5.51
 ___________________________________________________________________________
 3.  Transaction Date (Month/Day/Year)
 ___________________________________________________________________________
 4.  Transaction Code (Instr. 8)

 ___________________________________________________________________________
 5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)

 ___________________________________________________________________________
 6.  Date Exercisable and Expiration Date (Month/Day/Year)

    (i)    01/01/98              01/01/08
    (ii)   12/31/98              12/31/08
    (iii)  09/01/99 (1)          01/20/09

         _________________     ______________
         Date Exerciseable     Expiration Date

 ___________________________________________________________________________
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
    (i)   Common Stock          12,700
    (ii)  Common Stock          25,400
    (iii) Common Stock         102,040
         _________________     ______________
         Title                 Amount
 ___________________________________________________________________________
 8.  Price of Derivative Securities (Instr. 5)


 ___________________________________________________________________________
 9.  Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)
    (i)    12,700
    (ii)   25,400
    (iii) 102,040

 ___________________________________________________________________________
 10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
     (Instr. 4)
    (i)   D
    (ii)  D
    (iii) D

 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)
    (i)   N/A
    (ii)  N/A
    (iii) N/A
 ___________________________________________________________________________


 EXPLANATION OF RESPONSES:

 (1) Vests over four years.


        /s/ James F. Bennett, Jr.                       3/10/00
    _____________________________________           ________________
    **  SIGNATURE OF REPORTING PERSON                     DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

 ===========================================================================